KRONOS INTERNATIONAL ANNOUNCES FIRST QUARTER OF 2011 RESULTS

DALLAS, TEXAS…May 4, 2011… Kronos International, Inc. (“Kronos International” or the “Company”), a wholly-owned subsidiary of Kronos Worldwide, Inc. (NYSE: KRO) today reported net income for the first quarter of 2011 of $41.1 million compared with net income of $40.3 million in the first quarter of 2010.  Comparability of the Company’s results was impacted by higher income from operations in the first quarter of 2011 principally due to higher average TiO2 selling prices and higher production volumes in 2011, as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $298.7 million in the first quarter of 2011 were $69.9 million, or 31% higher than the first quarter of 2010 due primarily to higher average TiO2 selling prices, partially offset by the negative impact of fluctuations in currency exchange rates which decreased net sales by approximately $5 million.  The Company’s average TiO2 selling prices were 35% higher in the first quarter of 2011 as compared to the first quarter of 2010, and were 10% higher at the end of the first quarter of 2011 as compared to the end of 2010, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010.  TiO2 sales volumes for the first quarter of 2011 were comparable to the first quarter of 2010.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2011 was $73.4 million as compared with segment profit of $15.1 million in the first quarter of 2010.  Segment profit in the first quarter of 2011, which represents a new record for the Company, increased due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs, and the unfavorable effects of fluctuations in currency exchange rates which decreased segment profit by approximately $7 million.  The Company’s TiO2 production volumes were 10% higher in the first quarter of 2011 as compared to the first quarter of 2010, with operating rates at near full practical capacity throughout the first quarter of 2011.

As previously reported, in March 2011 we completed the redemption of €80 million principal amount of the Company’s 6½% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  Following such partial redemption, €320 million principal amount of the Senior Notes remain outstanding.  The Company’s results in the first quarter of 2011 include an aggregate $3.3 million charge ($2.2 million, net of income tax benefit) consisting of the call premium and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed Senior Notes.

The Company’s income tax benefit in the first quarter of 2010 includes a $35.2 million non-cash deferred income tax benefit related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

Steven L. Watson, Chief Executive Officer, said, “Our segment profit in the first quarter of 2011 more than quadrupled from the first quarter of last year.  Strong global demand for TiO2 products allowed us to successfully implement further increases in our TiO2 selling prices during the quarter.  We have continued to operate our manufacturing facilities at near full practical capacity utilization levels, and set several new internal production records during the first quarter.  We believe the significant global shortage of TiO2 products will continue for several years, due to the constraints to adding significant new production capacity, especially for the premium grades of TiO2 products through the chloride process, and the growing worldwide demand for TiO2 products.  As a result, we expect our cash flows and profitability to continue to increase beyond 2011.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro and the Norwegian krone);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos International, Inc. is a major international producer of titanium dioxide products

KRONOS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended March 31,
	2010	2011

Net sales	$228.8	$298.7
Cost of sales	187.6	194.4

Gross margin	41.2	104.3

Selling, general and administrative expense	30.2	33.4
Other operating income (expense):
Currency transactions, net	1.9	-
Royalty income	1.8	2.4
Other income, net	.4	-

Income from operations	15.1	73.3

Other income (expense):
Trade interest income	-	.1
Loss on prepayment of debt	-	(3.3)
Interest expense	(10.1)	(9.3)

Income before income taxes	5.0	60.8

Income tax expense (benefit)	(35.3)	19.7

Net income	$40.3	$41.1

TiO2 data – metric tons in thousands:
Sales volumes	84	84
Production volumes	82	90

KRONOS INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended March 31,
	2010	2011

Segment profit	$15.1	$73.4

Adjustments -
Trade interest income	-	(.1)

Income from operations	$15.1	$73.3

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

Three months ended March 31, 2011 vs. 2010
Percent change in sales:
TiO2 product pricing	35%
TiO2 sales volume	-%
TiO2 product mix	(2)%
Changes in currency exchange rates	(2)%

Total	31%